UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

OTTAWA SAVINGS BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	0-51367	20-3074627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

925 LaSalle Street, Ottawa, Illinois 61350

(Address of principal executive offices) (Zip Code)

(815) 433-2525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On June 30, 2014, Ottawa Savings Bancorp, Inc. (the “Company”), the parent company of Ottawa Savings Bank FSB, a federally chartered savings bank (“Ottawa Savings”), Ottawa Savings Bancorp MHC, the Company’s mutual holding company parent (the “MHC”) (collectively, “Ottawa”), and Twin Oaks Savings Bank, an Illinois chartered mutual savings bank (Twin Oaks”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Twin Oaks will merge with and into Ottawa Savings with Ottawa Savings as the surviving savings institution.

Under the terms of the Merger Agreement, depositors of Twin Oaks will become depositors of Ottawa Savings and will have the same rights and privileges in the MHC, as if their accounts had been established in Ottawa Savings on the date established at Twin Oaks. In addition, borrower members of Twin Oaks as of the merger closing date will continue to have member rights with the MHC for as long as those loans remain outstanding. As part of the transaction, the Company will issue additional shares of its common stock to the MHC in an amount equal to the fair value of Twin Oaks as determined by an independent appraiser. These shares are expected to be issued immediately prior to the completion of the merger.

At the closing of the merger, the size of the Boards of Directors of the MHC, the Company and Ottawa Savings will each expand by three members and Craig M. Hepner, President and Chief Executive Officer of Twin Oaks, will be appointed as Executive Vice President and Chief Operating Officer of the merged institution and the Company. There will be no other changes to senior management of the MHC, the Company or Ottawa Savings following the merger.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by both Twin Oaks’ members and the Company’s stockholders. The merger is currently expected to be completed in the fourth quarter of 2014.

Each of the directors and executive officers of Twin Oaks have agreed to vote their shares in favor of the approval of the Merger Agreement at the meeting of members to be held to vote on the proposed transaction.

If the merger is not consummated as a result of either party’s material breach of the terms of the Merger Agreement, then the breaching party will pay the non-breaching party a termination fee of $122,500.  Additionally, if Ottawa terminates the Merger Agreement due to a change or circumstance that has a material adverse effect on Twin Oaks that is revealed during the preparation of Twin Oaks’ audited financial statements, then Ottawa will be reimbursed for its transaction expenses up to $122,500. The Merger Agreement also requires Twin Oaks to pay Ottawa a $250,000 termination fee under certain circumstances.

The Merger Agreement also contains usual and customary representations and warranties that Ottawa and Twin Oaks made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Ottawa and Twin Oaks, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to the Company’s stockholders or Twin Oaks’ members, and the representations and warranties may have been used to allocate risk between Ottawa and Twin Oaks rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

The Company will be filing a proxy statement for its annual meeting of stockholders (at which meeting stockholders will vote on the proposed transaction) and other documents regarding the proposed transaction with the SEC. The Company’s stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about Ottawa, Twin Oaks and the proposed transaction. When available, copies of this proxy statement will be mailed to stockholders. Copies of the proxy statement may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Ottawa Savings Bancorp, Inc., 925 LaSalle Street, Ottawa, Illinois 61350. Copies of other documents filed by the Company with the SEC may also be obtained free of charge at the SEC’s web site or by directing a request to the Company at the address provided above.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction is set forth in the Company’s proxy statement filed with the SEC in connection with its annual meeting of stockholders. Additional information will be set forth in the proxy statement when it is filed with the SEC.

A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

d.	Exhibits

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of June 30, 2014, by and among Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc., Ottawa Savings Bank FSB and Twin Oaks Savings Bank. Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTTAWA SAVINGS BANCORP, INC.
(Registrant)

Date: June 30, 2014	By:	/s/ Jon L. Kranov
Jon L. Kranov
President and Chief Executive Officer